Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Kent A. Kleeberger	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4987	(239) 274-4797
Chico’s FAS, Inc. Reports December Sales
     Fort Myers, FL - January 10, 2008 - Chico’s FAS, Inc. (NYSE: CHS) today reported that its sales results for the five-week period ended January 5, 2008, decreased 5.6% to $181.6 million from $192.5 million reported for the five-week period ended December 30, 2006. Comparable store sales for the Company-owned stores decreased 13.7% for the five-week period ended January 5, 2008 compared to the same five-week period last year ending January 6, 2007.
     For the forty-eight weeks ended January 5, 2008, total sales increased 6.9% to $1.62 billion from $1.52 billion reported for the forty-eight week period ended December 30, 2006. Comparable store sales for the Company-owned stores decreased 7.2% for the forty-eight week period ended January 5, 2008 compared to the forty-eight week period last year ending January 6, 2007.
     Additional details on December and year-to-date sales are as follows:

December Sales		Percent Decrease
(dollars in millions)			Comparable Store Sales
			Fiscal	Comparable
Fiscal 2007	Fiscal 2006	Total Sales	Basis(a)	Basis(b)
$181.6	$192.5	(5.6)%	(19.4)%	(13.7)%

Year-to-Date Sales		Percent Increase (Decrease)
(dollars in billions)			Comparable Store Sales
			Fiscal	Comparable
Fiscal 2007	Fiscal 2006	Total Sales	Basis(a)	Basis(b)
$1.62	$1.52	6.9%	(7.5)%	(7.2)%

(a)	“Fiscal Basis” compares fiscal 2007 to fiscal 2006.

(b)	“Comparable Basis” compares fiscal 2007 to the identical weeks last year. Each period includes the same number of days.
     Scott A. Edmonds, Chairman, President & CEO, stated, “December’s sales results fell well short of our expectations. The market segments served by our Chico’s and White House|Black Market brands have been particularly challenging which necessitated more promotions and significantly higher markdowns than originally anticipated. With our efforts to lower carryover of inventory into next year and to end fiscal year 2007 with clean inventories, we are optimistic that our Spring merchandise offerings should allow us to achieve more normalized margin levels in early fiscal 2008.”

     Mr. Edmonds continued, “With the lower than anticipated sales, combined with the higher markdowns and additional promotions required to move the merchandise in the fourth quarter, we now expect a loss in the range of $0.13 to $0.16 per diluted share for the fourth quarter of fiscal 2007. Although we are certainly not pleased with the results of this quarter, we remain committed to returning to profitability in the first quarter of fiscal 2008.”
     Mr. Edmonds further continued, “To that end, we have been reviewing and lowering our inventory plans for the first half of fiscal 2008. These activities, coupled with our strong balance sheet and our commitment to better control our expense structure and lower our capital expenditures, should allow us to effectively manage through these challenging economic times. We will provide more details of our plans for fiscal 2008 in our fourth quarter conference call scheduled for March 4th 2008.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,037 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 601 Chico’s front-line stores, 38 Chico’s outlet stores, 308 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company

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